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                                                                      EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                                 For the Six
                                                 Months Ended                For the Years Ended
                                                   June 30,                     December 31,
                                                 ------------------------------------------------------------
                                                  2006   2005     2005      2004     2003     2002     2001
                                                 ------------------------------------------------------------
                                                                  (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $ 335   $ 600   $ 1,399   $1,237   $1,324   $  659   $1,139

(Income) Loss from Equity Investees, net of
Distributions                                      (31)    (10)      (28)      78       60       (2)     (59)
Fixed Charges                                      446     459       931      928      963      946      876
Capitalized Interest (B)                           (28)    (52)      (92)    (109)    (116)    (104)     (74)
Preferred Securities Dividend Requirements
of Subsidiaries                                     (3)     (7)       (6)      (6)      (6)      (6)      (8)
                                                 ------------------------------------------------------------
Total Earnings                                   $ 722   $ 997   $ 2,204   $2,128   $2,225   $1,493   $1,874
                                                 ============================================================

Fixed Charges as Defined in Regulation S-K (C)

Interest Expense                                 $ 441   $ 454   $   915   $  913   $  949   $  926   $  852
Interest Factor in Rentals                           5       5        10        9        8       14       16
Preferred Securities Dividend Requirements
of Subsidiaries                                      3       7         6        6        6        6        8
                                                 ------------------------------------------------------------
Total Fixed Charges                              $ 449   $ 466   $   931   $  928   $  963   $  946   $  876
                                                 ============================================================

Ratio of Earnings to Fixed Charges                1.61    2.14      2.37     2.29     2.31     1.58     2.14
                                                 ============================================================
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(A)   The term "earnings" shall be defined as pre-tax Income from Continuing
      Operations before income or loss from equity investees plus distributed income from equity investees. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(C)   Capitalized Interest excludes AFUDC for PSE&G.